Exhibit 99.1

COMPANY CONTACTS:	MEDIA CONTACTS:

Spectranetics Corporation Guy Childs, Chief Financial Officer (719) 633-8333	Joele Frank, Wilkinson Brimmer Katcher Eric Brielmann/Matt Cuneo (212) 355-4449

INVESTOR CONTACTS:
Lippert/Heilshorn & Associates, Inc. Don Markley or Bruce Voss (310) 691-7100 dmarkley@lhai.com

FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2008
Conference Call Begins at 11:00 a.m. Eastern Time Today
COLORADO SPRINGS, Colo. (February 19, 2009) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and year ended December 31, 2008.
Revenue for the fourth quarter of 2008 was $26.6 million, up 11% compared with revenue of $23.9 million for the fourth quarter of 2007, and consistent with the preliminary results previously reported. Disposable product revenue rose 12% to $22.0 million, laser revenue increased 8% to $2.3 million, and service and other revenue increased 8% to $2.3 million, all compared with the fourth quarter of 2007. The increase in disposable product revenue was comprised of a 14% increase in vascular intervention product sales and a 9% increase in lead management product sales. Of note, lead management revenue was particularly strong in the fourth quarter of 2007, reaching $6.9 million, up 45% compared to the fourth quarter of 2006. Vascular intervention product sales include atherectomy products, which decreased 9%, and support catheters, which increased 36%, all compared to the year ago quarter. Vascular intervention product sales also include $1.4 million of sales of aspiration and thrombectomy products that were acquired from Kensey Nash Corporation on May 31, 2008.
The worldwide installed base of lasers increased to 850 as of December 31, 2008 (672 in the United States), which included net laser placements of 25 units in the fourth quarter of 2008, compared with 30 net placements in the fourth quarter of 2007.
The pre-tax loss for the fourth quarter of 2008 was $1.1 million, compared with pre-tax income of $628,000 for the fourth quarter of 2007. The pre-tax loss during the fourth quarter of 2008 includes legal and other costs of approximately $2.0 million associated with the federal investigation announced on September 4, 2008. Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

For the fourth quarter of 2008, Spectranetics reported a net loss of $1.1 million, or $0.03 per share, compared with a net loss of $89,000, or $0.0 per share, in the fourth quarter of 2007.
“We are pleased with our ability to have achieved 26% revenue growth and a new $100 million annual sales milestone. This is a significant milestone for a medical device company and reflects the growing acceptance of our products,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer. “We have a number of initiatives in place that we believe will support growth in both vascular interventions and lead management revenue in 2009.”
Cash, cash equivalents and investment securities totaled $36.0 million as of December 31, 2008, compared with $53.0 million as of December 31, 2007. The decrease of $17.0 million consists primarily of the purchase of endovascular assets from Kensey Nash of $11.7 million, capital expenditures of $5.1 million, and cash used from operating activities of $1.1 million, all of which was partially offset by proceeds from the exercise of stock options during the year.
Within its non-current investment securities, the Company currently holds $15.6 million of auction rate securities backed by student loans, which reflects a temporary impairment write-down of $2.1 million based on an analysis performed by a third party with expertise in valuation of these securities. Of the temporary impairment write-down, $.9 million was recorded during the fourth quarter. This temporary impairment has been recorded within other comprehensive loss and did not impact the calculation of earnings per share during the year.
Year-to-Date Financial Results
Revenue for the full year 2008 rose 26% to $104.0 million, from $82.9 million for the full year 2007, consistent with the preliminary results previously reported. Disposable product revenue for 2008 was $86.3 million, up 26% compared with disposable product revenue of $68.6 million in 2007, and laser equipment revenue was up 37% to $8.6 million, from $6.3 million in 2007. Within disposable product revenue, vascular intervention and lead management product revenue increased 21% and 36%, respectively, compared with last year. Service and other revenue for 2008 was $9.0 million, up 14% compared with service and other revenue of $7.9 million in 2007.
The pre-tax loss for the full year 2008 was $4.7 million, inclusive of the $3.8 million in-process research and development costs recorded in connection with the acquisition of certain product lines from Kensey Nash Corporation during the second quarter of 2008, and $2.4 million of costs associated with the federal investigation, which compares with pre-tax income of $2.7 million in 2007. The net loss for 2008 was $4.0 million, or $0.12 per share, inclusive of after-tax IPR&D costs of $2.4 million, or $0.08 per share, compared with net income of $7.2 million, or $0.21 per diluted share, in 2007. Net income in 2007 included a $6.6 million income tax benefit associated with establishing a deferred tax asset for the estimated amount of net operating losses expected to be offset with future taxable income.

2009 Outlook
The information provided below represents management’s strategic initiatives and outlook for 2009.
Revenue growth during 2009 is anticipated in both vascular interventions and lead management product categories. The year-over-year percentage growth rate in vascular interventions revenue is anticipated to be in the single digit range through at least the first half of 2009. We are targeting increased vascular interventions revenue growth in the second half of 2009, which will depend primarily on new product introductions, most notably the next-generation TURBO-Booster®. Lead management revenue growth in 2009 on a year-over-year percentage basis is anticipated to be in the mid-teens, driven by continuing favorable market dynamics and our expanded sales organization. As we continue to focus on increasing revenue in existing accounts, net laser placements are anticipated to decline from 2008 levels.
Gross margin may decrease during 2009 as compared with the 72% gross margin in 2008. The primary factor to consider in assessing gross margin is the impact of lower laser placements and the related unabsorbed manufacturing variances that may be incurred as a result of reduced unit volumes.
Costs associated with the federal investigation cannot be reliably estimated; therefore, specific guidance will not be provided in this area. Management expects to incur a pre-tax loss for the full year.
Spectranetics’ 2009 strategic initiatives are aimed at further enhancing the Company’s sales and marketing footprint, expanding its product offering, and improving sales productivity. In particular, the Company intends to:
•
Add up to 15 individuals to the U.S. field sales organization during the first quarter of 2009, increasing the total headcount in the field sales organization to nearly 130, including 90 within vascular interventions and 40 in lead management. Additionally, we anticipate adding personnel to both vascular interventions and lead management marketing to support physician training, new product launches and other marketing programs;

•
Continue sales growth internationally by extending our geographic market reach from 34 countries currently to 40 by the end of 2009. Additionally, we will add approximately 10 individuals to the international sales and marketing organization, primarily to support our direct markets in Western Europe;

•	Increase investment in research and development to accelerate new product innovation in 2009 and beyond;
•	Focus on improving sales organization productivity, as measured by increasing sales per person and sales per account;
•
Further enhance compliance programs and resources, reflecting the Company’s commitment to high standards of regulatory compliance. The Company expects to incur approximately $1 million of incremental costs in this area, which will be included within selling, general and administrative costs.

Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 84895624. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics manufactures and markets the only Excimer Laser System approved in the United States, Canada, Europe and Japan for use in minimally invasive interventional procedures within the cardiovascular system. More than 800 Spectranetics laser systems are used in hospitals worldwide.
The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.
The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the FDA and Immigration and Customs Enforcement investigation, adverse results of the securities litigation in which the Company or any of its officers or directors is a party, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
In assessing the Company’s financial outlook, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$26,645	$23,910	$104,010	$82,874
Cost of revenue	7,569	6,753	29,389	21,956

Gross profit	19,076	17,157	74,621	60,918
Gross margin %	72%	72%	72%	74%
Operating expenses:
Selling, general and administrative	17,052	14,106	63,600	50,048
In process research & development	—	—	3,849	—
Research, development and other technology	3,403	3,022	13,449	10,814

Total operating expenses	20,455	17,128	80,898	60,862

Operating income (loss)	(1,379)	29	(6,277)	56
Other income, net	244	599	1,616	2,598

Income (loss) before taxes	(1,135)	628	(4,661)	2,654
Income tax (expense) benefit	43	(717)	706	4,575

Net income (loss)	$(1,092)	$(89)	$(3,955)	$7,229

Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(230)	115	(558)	347
Unrealized (loss) gain on investment securities	(855)	16	(2,109)	101

Comprehensive (loss) income	$(2,177)	$42	$(6,622)	$7,677

Earnings (loss) per common and common equivalent share — basic	$(0.03)	$0.00	$(0.12)	$0.23

Earnings (loss) per common and common equivalent share — diluted	$(0.03)	$0.00	$(0.12)	$0.21

Weighted average shares outstanding
Basic	32,006	31,407	31,826	31,225

Diluted	32,006	31,407	31,826	33,783

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$20,478	$50,000
Restricted cash	1,350	—
Accounts receivable, net	15,555	14,437
Inventories	8,053	5,892
Deferred tax asset, current	888	2,213
Other current assets	2,034	1,835

Total current assets	48,358	74,377
Property, plant and equipment, net	32,345	25,412
Investment securities, non-current	15,570	3,037
Restricted cash	—	1,350
Deferred tax asset, non-current	5,597	3,238
Goodwill	4,292	308
Other assets	934	324

Total assets	$107,096	$108,046

Liabilities and stockholders’ equity
Current liabilities	$15,690	$15,990
Non-current liabilities	422	251
Stockholders’ equity	90,984	91,805

Total liabilities and stockholders’ equity	$107,096	$108,046

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2007	2008
Financial Summary	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$1,296	$674	$1,164	$1,408	$1,273
Rental fees	836	985	1,044	1,015	1,074

Total laser revenue	2,132	1,659	2,208	2,423	2,347

Disposable products revenue:
Vascular intervention revenue	12,701	13,733	14,845	14,433	14,421
Lead management revenue	6,899	6,356	7,352	7,652	7,538

Total disposable products revenue	19,600	20,089	22,197	22,085	21,959

Service and other revenue	2,178	2,083	2,293	2,328	2,339

Total revenue	23,910	23,831	26,698	26,836	26,645

Pre-tax income (loss)	628	(685)	(3,456)	615	(1,135)

Cash flow generated by (used in) operating activities	2,082	(1,272)	1,988	2,742	(4,556)
Total cash and investment securities-current and non-current	53,037	52,024	43,119	43,245	36,048
Laser sales summary:
Laser sales from inventory	5	3	6	10	7
Laser sales from evaluation/rental units	4	1	2	1	1

Total laser sales	9	4	8	11	8

Worldwide Installed Base Summary:
Laser sales from inventory	5	3	6	10	7
Rental placements	25	27	32	23	20
Evaluation placements	8	0	4	5	8

Laser placements during quarter	38	30	42	38	35
Buy-backs/returns during quarter	(8)	(6)	(9)	(13)	(10)

Net laser placements during quarter	30	24	33	25	25
Total lasers placed at end of quarter	743	767	800	825	850
# # #